Exhibit 5.1
June 13, 2011
Cytokinetics, Incorporated
280 East Grand Avenue
South San Francisco, CA 94080
RE: Cytokinetics, Incorporated
Ladies and Gentlemen:
You have requested our opinion with respect to certain matters in connection with the offering by Cytokinetics, Incorporated, a Delaware corporation (the “Company”), of (i) up to $20,000,000 of shares of the Company’s common stock or (ii) shares equal to 19.9% of the Company’s oustanding common stock, par value $0.001 (the “Shares”) to be issued pursuant a Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Shares are to be sold by the Company in accordance with the At-The-Market Issuance Sales Agreement (the “Agreement”), dated June 10, 2011, between the Company and McNicoll, Lewis & Vlak LLC (“MLV”), as described in the Registration Statement.
In connection with this opinion, we have examined and relied upon the Registration Statement and the prospectus therein, the Agreement, the Company’s Amended and Restated Certificate of Incorporation, its Amended and Restated Bylaws, each as currently in effect, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed that no more than 14,383,670 Shares will be sold, based on 19.9% of the number of Shares of the Company’s common stock outstanding as of June 9, 2011, and we have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
With respect to securities of the Company to be issued after the date hereof, we express no opinion to the extent that, notwithstanding its current reservation of shares of common stock, future issuances of securities of the Company and/or antidilution adjustments to outstanding securities of the Company cause outstanding securities to be convertible for more shares of common stock than the number that remain authorized but unissued.
Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion herein is expressed solely with respect to the federal laws of the United States and the General Corporation Law of the State of Delaware. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. We express no opinion as to whether the laws of any particular jurisdiction other than those identified above are applicable to the subject matter hereof.
FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

Cytokinetics, Incorporated
June 13, 2011
Page Two
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued against payment therefor in accordance with the Agreement, the Registration Statement and the prospectus therein, will be validly issued, fully paid and nonassessable.
We consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely, Cooley LLP
By:	/s/ Michael Tenta
Michael Tenta

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM